Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 of our report dated March 5, 2008, on our audits of the consolidated financial statements of Lincoln Bancorp as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and on the effectiveness of its internal control over financial reporting as of December 31, 2007. We also consent to the references to our firm under the caption “Experts.”

BKD, LLP

/s/ BKD, LLP

Indianapolis, Indiana

November 4, 2008